EXHIBIT 10.1
2008 Short Term Incentive Plan
This 2008 Short Term Incentive Plan (the “Plan”) is effective as of January 1, 2008 and will continue to remain effective until modified or terminated in writing by the Compensation Committee of Covad Communications Group, Inc. (“Covad” or “Company”).
Plan Objectives:
•	Ensure market competitiveness to attract, motivate, and retain talent;

•	Reinforce our high-performing, results-oriented culture; and

•	Drive employee behavior to work as one team to reach A-EBITDA profitability targets.
Plan Funding:
All compensation payable pursuant to the Plan is paid out of Covad general assets. There is no account, fund, trust, or other set-aside of funds for payment of this compensation and, therefore, such compensation will not be payable in the event that Covad’s general assets become unavailable. Organizational Transformation provides estimates of compensation that may become payable under the Plan to the Finance department.
Eligibility:
All employees (including the Company’s senior executives but excluding any Executive Vice Presidents, Senior Vice Presidents and other sales and marketing employees eligible to receive commissions pursuant to any other plan) (“Plan Participants”) are eligible to receive compensation pursuant to the Plan.
Compensation Payable Under the Plan:
Plan Participants are eligible to earn certain short-term incentive compensation under the Plan (“Plan Award”) in addition to their salaries or other compensation to which they are entitled.
“EBITDA Target” shall mean an amount equal to the A-EBITDA goal established in the Company’s 2008 Annual Budget for a period of time as further specified under various provisions of the Plan and adjusted to exclude any contingent expenses related to, or resulting from, the proposed acquisition of Covad identified in such budget.
The Plan Award consists of four potential payments:
(1)	First Payment: Compensation contingent and earned upon the Company achieving at least 90% of the EBITDA Target for the period from January 1, 2008 through March 31, 2008 (“First Payment”);

(2)	Second Payment: Compensation contingent and earned upon the Company achieving at least 90% of the EBITDA Target for the period from April 1, 2008 through June 30, 2008 (“Second Payment”);

(3)	Third Payment: Compensation contingent and earned upon the Company achieving at least 90% of the EBITDA Target for the period from July 1, 2008 through September 30, 2008 (“Third Payment")

(4)	Fourth Payment: Compensation contingent and earned upon the Company achieving at least 90% of the EBITDA Target for the period from January 1, 2008 through December 31, 2008 (“Fourth Payment”); and
If the Company does not achieve at least 90% of the EBITDA Target for any of the four payments described above, the corresponding payment for that period will not be earned and no other opportunity to earn such payment will be provided.

The First Payment is equal to the amount actually earned by the Plan Participant in other compensation provided by Covad, including regular earnings, jury leave pay, PTO, floating holidays and bereavement leave pay and excluding any bonus or incentive compensation paid under this Plan or the 2007 Bonus Plan (the “2007 Plan”), during the period from January 1, 2008 through March 31, 2008 multiplied by the product of the Individual Percentages and Achievement Percentages, as defined below.
The Second Payment is equal to the amount actually earned by the Plan Participant in other compensation provided by Covad, including regular earnings, jury leave pay, PTO, floating holidays and bereavement leave pay and excluding any bonus or incentive compensation paid under this Plan or the 2007 Plan, during the period from April 1, 2008 through June 30, 2008 multiplied by the product of the Individual Percentages and Achievement Percentages.
The Third Payment is equal to the amount actually earned by the Plan Participant in other compensation provided by Covad, including regular earnings, jury leave pay, PTO, floating holidays and bereavement leave pay and excluding any bonus or incentive compensation paid under this Plan or the 2007 Plan, during the period from July 1, 2008 through September 30, 2008 multiplied by the product of the Individual Percentages and Achievement Percentages.
The Fourth Payment is equal to the difference of: (1) the amount actually earned by the Plan Participant in other compensation provided by Covad, including regular earnings, jury leave pay, PTO, floating holidays and bereavement leave pay and excluding any bonus or incentive compensation paid under this Plan or the 2007 Plan, during the period from January 1, 2008 through December 31, 2008 multiplied by the product of the Individual Percentages and Achievement Percentages; and (2) any other earned portion of the Plan Award, including the First Payment, Second Payment and Third Payment.
“Individual Percentages” mean percentages assigned to each Plan Participant by the Human Resources Department Compensation Manager based on the Plan Participant’s role assignment on March 31, 2008 for the First Payment, June 30, 2008 for the Second Payment, September 30, 2008 for the Third Payment and December 31, 2008 for the Fourth Payment. If the role assignment for a Plan Participant changes, a Change of Status form for the new role must be fully completed, approved and delivered to Covad’s Human Resources by the last business day of the quarter in order for the Plan Participant to be eligible to earn the portion of the Plan Award associated with such quarter at the new Individual Percentage Level. The following table is provided for illustrative purposes only.

In 2008, the Individual Percentages are as follows:
(as a % of actual earnings)
I1	5%	Individual Contributors
I2	8%
I3	10%
I4	15%
I5	20%
I6	30%
M1	15%	Managers
M2	20%
M3	30%	Directors
M4	40%	Vice Presidents
M4 SVP	50-60%*	Senior Vice Presidents
M5	60%-70%*	Executive Officers
M6	100%	Chief Executive Officer

          *Specific percentage varies according to individual employee; consult offer letter or Change of Status form.
“Achievement Percentages” mean:
          (1) when applied to the First Payment, Second Payment, and Third Payment:
(a) 90% if the percentage actually achieved of the EBITDA Target (“Actual Percentage”) for the applicable quarterly period is equal to or greater than 90% but is less than 100% of the applicable EBITDA Target;
(b) 100% if such Actual Percentage is equal to or greater than 100% of the applicable EBITDA Target;
(c) 0% if such Actual Percentage is less than 90% of the applicable EBITDA Target.
          (2) when applied to the Fourth Payment:
(a) 90% if the Actual Percentage for the 2008 annual period is equal to or greater than 90% but is less than 100% of the EBITDA Target for that period;
(b) 100% if such Actual Percentage is equal to or greater than 100% but is less than 110% of the applicable EBITDA Target;
(c) the sum (up to a maximum of 200%) of the following: (1) 100%; and (2) 1.5 multiplied by the difference between such Actual Percentage and 110%, if such Actual Percentage is equal to or greater than 110% of the applicable EBITDA Target; or
(d) 0% if such Actual Percentage is less than 90% of the applicable EBITDA Target.

Funds permitting, the Company will pay the First Payment, Second Payment, Third Payment and Fourth Payment, if earned: (1) within two to four weeks after Covad’s earnings announcement for each quarter or annual period associated with such payment under this Plan if the Company is publicly owned; or (2) within two weeks after Covad’s financial results for each quarter or annual period associated with such payment under this Plan are finalized if the Company is privately owned. The Company will withhold all applicable taxes and other deductions from any earned Plan Award or portion thereof.
Leaves of Absence and Transfers to Other Incentive Plans:
The Plan Award payable to Plan Participants who take an approved leave of absence (other than for military leave under USERRA), disability leave of absence, or who are offered another commission or incentive plan will be based on their actual earnings during the period of time during which they were subject to the terms of the Plan. Payments for employees who are granted an approved leave of absence for military leave under USERRA and who return within the prescribed period for guaranteed reinstatement under USERRA will be determined in accordance with USERRA.
Continued Employment and Conduct During Employment:
A Plan Participant is not eligible to earn: (1) the First Payment or any portion thereof unless he/she is employed by Covad on March 31, 2008; (2) the Second Payment or any portion thereof unless he/she is employed by Covad on June 30, 2008; (3) the Third Payment or any portion thereof unless he/she is employed by Covad on or before September 30, 2008; and (4) the Fourth Payment or any portion thereof unless he/she is employed by Covad on December 31, 2008.
A Plan Participant is not eligible to earn the Plan Award or any portion thereof if he or she engages in serious misconduct in the course of employment, engages in conduct that undermines the Company’s performance or otherwise materially violates Covad’s Code of Conduct or Employee Guide.
Audit and Approval Procedure:
The Organizational Transformation department will calculate all Plan Awards. The Finance department will provide the Organizational Transformation department with earnings reports to assist in the determination of Plan Awards within two weeks of the end of each quarter. The Senior Vice President, Organizational Transformation, will review and authorize all payment for Plan Participants.
Problem Resolution:
Issues or questions regarding Plan Awards should be sent in writing via email to bonus@covad.com. Any and all disputes regarding the Plan shall be settled by final and binding arbitration pursuant to the arbitration agreement attached as Exhibit A.
At-Will Employment:
Nothing in this Plan shall be construed as any promise or guarantee of continued employment. All Plan Participants are employed by the Company at will.

Plan Administration:
The Organizational Transformation department will administer the Plan in accordance with the Plan’s provisions.
Plan Terms, Amendment or Termination:
This Plan supersedes any and all previous written and oral arrangements, programs and plans previously offered by the Company, its subsidiaries, its affiliated companies or employees of the Company, its subsidiaries or its affiliated companies regarding short-term incentive compensation. Covad expressly reserves the right to withdraw, amend, add to and terminate the Plan, or any portion of it, in its sole discretion at any time, including but not limited to changing or eliminating the amounts of compensation set forth hereunder, whether or not prior notice of such actions has been provided to any affected individuals, to the fullest extent permitted by law. The Plan and any portion thereof may be withdrawn, amended, added to or terminated by the Compensation Committee or any entity that has acquired all or substantially all of the assets and liabilities of Covad. The provisions of the Plan are intended to serve as mere guidelines for the potential payment of short-term incentive compensation under certain prescribed circumstances and are not intended to provide any Plan Participant or other employee with a vested right to the same.
Covad 2008 Short-Term Incentive Plan
Exhibit A
          Plan Participant hereby agrees and understands that any and all disputes regarding the Plan shall be settled by final and binding arbitration before a single, neutral arbitrator in the County of Santa Clara, California, or in the County where Plan Participant resides at the time the dispute arises, at Plan Participant’s option, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, or its successor, and judgment upon the award rendered may be entered in any court with jurisdiction.
          Plan Participant understands that this arbitration clause applies to all claims regarding the Plan. Unless another limitations period is expressly mandated by statute, to be timely, any dispute must be referred to arbitration within twelve (12) months of the incident or complaint giving rise to the dispute. Disputes not referred to arbitration within such twelve (12) month period shall be deemed waived, and the arbitrator shall deny any untimely claims.
          Plan Participant understands that the parties shall be entitled to discovery sufficient to adequately arbitrate their claims, including access to essential documents and witnesses, as determined by the arbitrator. In reaching a decision, the arbitrator shall adhere to relevant law and applicable precedent, and shall have no power to vary therefrom. The arbitrator shall issue a written decision making specific findings of fact and stating conclusions of law.
          Plan Participant understands that each party retains the right to file, in a court of competent jurisdiction, an application for provisional injunctive and/or equitable relief in connection with a claim relating to this Plan, and shall not be required to post a bond or other security in seeking such relief unless specifically required by law. Although a court may grant provisional remedies, the arbitrator shall at all times retain the power to grant permanent injunctive relief, or any other final remedy. Plan Participant understands that the Company will pay the costs of arbitration in excess of the costs Plan Participant would incur to bring such claim in a civil court.